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                                                                   EXHIBIT 10.34

                        Bonus Plan for Executive Officers

The Compensation Committee of the Board of Directors has engaged a compensation consultant to advise them in designing a bonus plan for the 2005 fiscal year. The new plan will replace the bonus plan adopted by the Compensation Committee in 2004. Under the 2004 plan, the bonus payable to each executive officer was based on the Company achieving certain annual earnings per share targets that were set by the Compensation Committee at the time the plan was adopted.

The following table sets forth the range of potential bonuses available for the executive officers in the event the targets were met and the approximate distribution of these bonuses within the executive team:

                                   ANNUAL COMPENSATION
                 --------------------------------------------------------
                          SALARY                      BONUS RANGE
                 as of 1/1/04 as of 1/1/05                2004
                 ------------ ------------    -----------     -----------
Greg Daily       $ 300,000    $    300,000    $   250,000  -  $   300,000
Carl Grimstad    $ 225,000    $    300,000    $   250,000  -  $   300,000
Clay Whitson     $ 296,000    $    296,000    $   250,000  -  $   300,000
Bob Torino       $ 205,000    $    205,000    $   150,000  -  $   250,000
Afshin Yazdian   $ 130,000    $    150,000    $   100,000  -  $   150,000
                                              -----------     -----------
 Total                                        $ 1,000,000  -  $ 1,300,000

The Company's earnings per share under the plan were calculated after giving effect to potential bonuses, payable in the form of cash, stock options or restricted stock at the discretion of the Compensation Committee.